Exhibit 10.6

Advertising Agency Strategic Cooperation Framework Agreement

This Advertising Agency Strategic Cooperation Framework Agreement (the “Agreement”) is made in Beijing, the People’s Republic of China (“PRC” or “China”), on December 20, 2007, by and between:

Party A:	Beijing Guang Er Gao Zhi Film and Television Production Company Ltd.

	Registered address:	Suite 813, 8th Floor, Corporate Square, 35 Finance Street, Xicheng District, Beijing

	Legal representative:	Guan Heping

Party B:	Mass Media & Universal International Advertising Co., Ltd.

	Registered address:	Suite 1014B, Main Building of Tian’an Cyber Times Tower Chegongmiao Road, Futian District, Shenzhen

	Legal representative:	Zhang Kun

(each a “Party”, and collectively the “Parties”)

Whereas,

(1)	Party A is a limited liability company duly established and validly existing under the laws of the PRC;

(2)	Party B is a foreign-invested enterprise duly established and validly existing under the laws of the PRC; and

(3)	Party B has strong experience in advertisement production, advertising agency and advertising marketing while Party A has opportunities to secure domestic advertising media resources,

NOW, THEREFORE, Party A and Party B, after friendly negotiations, reached an agreement as follows with a view of complementing the strength of each other and on the principle of mutual benefit:

Article 1 Advertising Agency

1.1	Party A and Party B hereby agree that Party A shall, within seven (7) working after its duly securing of the advertising rights (the “Advertising Rights”) with respect to the advertising time slots on any channels or programs of the CCTV network and/or any local TV stations (including but not limited to, the advertising time slots package for news broadcast on CCTV-4, CCTV’s International Channel in Chinese language; and the advertising time slots for the program First News on CCTV-2), notify Party B thereof (“Party A’s Notice”) for Party B to decide at its sole discretion, whether it will exercise the Advertising Rights. Where:

(1)	Party B decides to exercise the Advertising Rights, it shall notify Party A of its decision in writing and the Parties shall execute an advertising agency agreement with respect to the Advertising Rights (the “Agency Agreement”); and

(2)	Party B decides not to exercise the Advertising Rights, it shall notify Party A of its decision in writing within seven (7) business days as of its receipt of Party A’s Notice. In such case, Party A shall have the right to grant Advertising Rights to any other advertising agency companies on terms no favorable than those offered to Party B.

1.2	Unless otherwise specified in the Agency Agreement, Party B’s term of agency (the “Agency Term”) set forth in the Agency Agreement shall be the same as the term of the Advertising Rights secured by Party A from the relevant TV station remaining at the effective date of the Agency Agreement. Within the Agency Term, Party B shall have the right to receive the revenue and associated derivative revenue generated from the exercise of the Advertising Rights granted to it by Party A hereunder. Party B undertakes to Party A that it will pay Party A the Advertising Rights contracting fees. The amount, terms of payment and timing of payment of the Advertising Rights contracting fees will be set forth either in a supplementary agreement to be executed by and between Party A and Party B subsequently or in the Agency Agreement.

Article 2 Term

2.1	This Agreement shall take effect as of the date on which this Agreement is duly signed and sealed by the legal or authorized representative of each Party and shall remain effective until June 15, 2011.

2.2	Each of Party A and Party B shall strictly observe the provisions hereof and fully perform their respective obligations hereunder. Any breach of this Agreement by either Party shall constitute a default hereunder and shall be subject to default liabilities. The defaulting Party shall pay liquidated damages to the non-defaulting Party and indemnify the non-defaulting Party against any loss caused by such breach.

Article 3 Representations and Warranties

3.1	Each of Party A and Party B hereby represents and warrants to the other, as of the date of this Agreement:

(1)	it is duly established, validly existing and in good standing under the laws of the PRC;

(2)	it has all the power, authority and governmental and regulatory consents necessary for its execution and full performance of this Agreement and each relevant agreement to be executed pursuant hereto; and

(3)	it has taken all the requisite actions to empower it to execute this Agreement and its representative to sign this Agreement has been fully authorized to do so; and this Agreement, upon being signed by its representative, shall be binding upon it by virtue of the relevant effective letter of authorization or the identity of such representative as one of its employees.

3.2	Party A hereby further represents, warrants and undertakes to Party B that:

(1)	its execution with Party B and performance of this Agreement has been approved or authorized by all of its requisite corporate actions (including but not limited to, the approval from its shareholders’ meeting and the approval from its board meeting, if applicable), and will not violate the Advertising Rights agreement with the relevant TV station; and

(2)	it will, within the term of the Agency Agreement with Party B, use its best efforts to maintain the validity of its Advertising Rights, and ensure that it will not breach any agreement relating to its Advertising Rights whether intentionally or not, to render the Agency Agreement unable to be performed or damage Party B’s interest under the Agency Agreement.

Article 4 Governing Law and Dispute Resolution

4.1	The execution, effectiveness, performance and interpretation of, and the resolution of any dispute under this Agreement, shall be governed by the laws of the PRC.

4.2	In case any dispute arises in connection with or from this Agreement, the Parties shall first attempt to resolve such dispute through friendly negotiations or settlement between the representatives appointed by the Parties for such purpose. In case any dispute fails to be resolved in the way as described above within thirty (30) days as of the occurrence thereof, either Party may refer such dispute to a competent court for resolution through litigation.

Article 5 Miscellaneous

5.1	If any term or provision hereof is held illegal or unenforceable by the applicable law, this Agreement shall nevertheless remain effective as if such term or provision had been deleted from this Agreement, and had become null and had never been contained in this Agreement from the very beginning. In such case, the Parties shall negotiate in good faith in accordance with the purpose of this Agreement in order to replace the term or provision so deemed to be deleted with a reasonable, legal and valid term or provision.

5.2	The time, date and term specified herein are of the essence to this Agreement and any failure to comply with any time, date or term specified herein shall be deemed a default hereunder.

5.3	Any matter not covered hereunder may be set forth in a special supplementary agreement to be executed by and between Party A and Party B subsequently, which special supplementary agreement shall have the equal legal force as this Agreement.

5.4	This Agreement shall be executed in two (2) counterparts, with each of Party A and Party B to hold one (1). Each counterpart, upon execution, shall have equal legal force.

Beijing Guang Er Gao Zhi Film and Television Production Company Ltd. (affixed with company seal)

Signed by Legal or Authorized Representative:	/s/ Guan Heping

Dated: December 20, 2007

Party B: Mass Media & Universal International Advertising Co., Ltd. (affixed with company seal)

Signed by Legal or Authorized Representative:	/s/ Cheng Shuo

Dated: December 20, 2007

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